Exhibit F-1(a)


                          [LETTERHEAD OF THELEN REID & PRIEST LLP]






                                          December 18, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

            Re:   GPU, Inc.
                  Declaration on Form U-1
                  SEC File No. 70-8843
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Ladies and Gentlemen:

            We refer to the Declaration on Form U-1, dated April 12, 1996, as amended by Amendment No. 1 thereto, dated July 16, 1996, Amendment No. 2 thereto, dated August 15, 1996 and Amendment No. 3 thereto, dated August 22, 1996, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by GPU, Inc. a Pennsylvania corporation ("GPU"), with the Securities and Exchange Commission (the "Commission") and docketed in SEC File No. 70-8843. (The Declaration, as thus amended, is hereinafter referred to as the "Declaration").

            The Declaration contemplated, among other things, the issuance and sale by GPU from time to time through December 31, 2001 of up to $300,000,000 aggregate principal amount of unsecured debentures ("Debentures").

            We have reviewed the opinion of Berlack, Israels & Liberman LLP, dated July 16, 1996 and filed as Exhibit F-1 to the Declaration and the documents, instruments and agreements referenced therein. We have also examined a copy of the Commission's Order dated August 23, 1996, permitting the Declaration, as then amended, to become effective. We have also examined a copy of the Certificate Pursuant to Rule 24 of Completion of Transactions, dated this date, under the Act, with which this opinion is being filed, certifying to the completion of the transactions proposed in the Declaration. In addition, we have examined such other instruments, agreements and documents and made such other investigation as we have deemed necessary as a basis for this opinion.








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            Members  of  this  firm  have  acted  as  counsel  to GPU and to its subsidiaries for many years. In such capacity, we have participated in various proceedings relating to GPU and its subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

            With respect to all matters of Pennsylvania law, we have relied upon the opinion of Ryan, Russell, Ogden & Seltzer LLP which opinions is being filed as Exhibit F-2(a) to the aforesaid Rule 24 Certificate.

            Based upon the foregoing, and assuming that all action under state "Blue Sky" laws to permit the consummation of the subject transactions has been completed, we are of the opinion that:

            (a) All State laws applicable to the proposed transactions have been complied with;

            (b) GPU, the issuer of the Debentures, is validly organized and duly subsisting;

            (c) The Debentures are valid and binding obligations of GPU in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws affecting creditors' rights generally and general equitable principles; and

            (d) The consummation of the proposed transactions did not violate the legal rights of the holders of any securities issued by GPU or any "associate company" thereof, as defined in the Act.



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            We hereby consent to the filing of this opinion as an exhibit to the
Rule 24 Certificate and in any proceedings before the Commission that may be held in connection therewith.

                                    Very truly yours,



                                    Thelen Reid & Priest LLP



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